- - - - - - - - - -
                                OMB Approval
                             - - - - - - - - - -
                            OMB Number: 3235 -0104
                            Expires: January 31, 2005
                            Estimated average burden
                            Hours per response... 0.5

        U.S. SECURITIES AND EXCHANGE COMMISSION
                Washington, DC 20549

                      FORM 3

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                      SECURITIES

Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*

    WALSH          DAVID            E.
    (Last)         (First)          (Middle)

   3663 East Sunset Road, #104
    (Street)

    Las Vegas, Nevada 89120
    (City, State, Zip Code)

2. Statement for Month/Day/Year

         August 30, 2002

3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

        NEW YORK NETWORKS, INC.
        Formerly JUBILEE ACQUISITION CORPORATION

5. Relationship of Reporting Person(s) To Issuer
     (Check all applicable)

   [x ] Director                [x ] 10% Owner
   [x ] Officer (Give title     [  ] Other (specify
                Below)                     below)
         President

6. If Amendment, Date of Original (Month/Year)

7.  Individual or Joint/Group Filing
       (Check applicable line)

    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

-----------------------------------------------------
                       Table I
      Non-Derivative Securities Beneficially Owned
----------------------------------------------------


1.Title of   2. Amount of    3.Ownership       4. Nature of
 Security       Securities     Form: Direct       Indirect Beneficial
  (Instr.4)     Beneficially   (D) or Indirect    Onwership (Inst.5)
                Owned(Inst.4)  (I) (Instr.5)


COMMON STOCK    42,795,000         D


---------------------------------------------------
                       TABLE II.
       Derivative Securities Acquired, Disposed
       of, or Beneficially Owned (e.g. puts,
       calls, warrants, options, convertible
       securities)
---------------------------------------------------

Table II not applicable



Explanation of Response: Shares redeemed by issuer.
   Reporting person is no longer an officer, director or 5% or more shareholder.


/s/ David E. Walsh
___________________________________
Signature of Reporting Person

Date: November 3, 2002

** Intentional misstatement of facts constitute
    Federal Criminal Violations. See 18 U.S.C. 1001
    And 15 U.S.C. 78ff(a)

Note: file three copies of this Form, one of which Must be manually signed. If space is insufficient, see Instruction 6 for procedure.

SEC 1473 (7-97)